Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (No. 333-189231) and S-8 (Nos. 333-147186 and 333-202141) of Navios Maritime Holdings Inc. of our report dated March 23, 2016 related to the financial statements of Navios Maritime Partners L.P., which appears in this Form 20-F.

/s/ PricewaterhouseCoopers S.A.

Athens, Greece

April 25, 2016